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                                                                   Exhibit 10.12

                        SEPARATION AGREEMENT AND RELEASE

         This Agreement is between TCSI, a Nevada corporation ("Employer" or the "Company"), and Yasushi Furukawa ("Employee").

                                    RECITALS

Employee is currently employed by Employer as President and Chief Executive Officer.

Employer and Employee desire to terminate their employment relationship on mutually agreeable terms effective as of October 22, 2001 ("Separation Date").

In consideration of the Severance payment and other consideration stated in this Separation Agreement and Release ("Agreement"), Employee agrees to execute the release as set forth in this Agreement.

ACCORDINGLY, the parties agree as follows:

1. EMPLOYER OBLIGATIONS.

         (a) Severance Pay. Upon satisfaction by Employee of all his obligations
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under this Agreement, Employer shall pay to Employee Two Hundred Fifty Thousand
Dollars ($250,000) ("Severance Pay"). Payment shall be made in accordance with TCSI's normal payroll practices in twenty-four semi-monthly installments. The first payment shall be made on the first payroll payment date following the parties' execution of this Agreement. All payments to Employee shall be less withholdings required by law.

         (b) Acceleration Of Stock Option Vesting. Upon satisfaction by Employee
             -------------------------------------
of all his obligations under this Agreement, Employer shall accelerate Employee's vesting in an option to purchase 100,000 shares of TCSI stock granted to Employee as part of a Non-Qualified Stock Option to purchase 750,000 shares of TCSI effective August 7, 2000. The accelerated option vesting under this Agreement shall be governed by the terms and conditions of TCSI Corporation's 1991 Stock Incentive Plan, as amended, and the applicable Notice of Grant of Stock Option & Option Agreement, effective August 7, 2000, as amended.

2. EMPLOYEE OBLIGATIONS.

         (a) Return of Property. Employee shall promptly return to Employer all
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property of Employer, including, without limitation, all equipment, tangible proprietary information, documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data), or copies thereof, created on any medium, prepared or obtained by Employee in the course of or incident to him employment with Employer, except for laptop computer.

         (b) Continuing Obligations. Employee specifically acknowledges and
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reaffirms the continuing effect of the obligations contained in the
Non-Disclosure/Assignment Agreement entered into between the parties on August 7, 2000.

         (c) Board Resignation. Employee shall resign from his membership on the
             -----------------
Board of Directors of TCSI.

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3. RELEASE. Employee and his representatives, heirs, successors, and assigns do hereby completely release and forever discharge Employer, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, "Released Employer Parties") from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Employee may have now or in the future arising from any act or omission or condition occurring on or prior to the Separation Date (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the "Released Employee Claims"). By way of example and not in limitation of the foregoing, Released Employee Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, the Age Discrimination in Employment Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Employee Claims shall also include, but not be limited to, claims for wages or other compensation due, severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit. Employee likewise releases the Released Employer Parties from any and all obligations for attorneys' fees incurred in regard to the above claims or otherwise. Employee acknowledges that upon payment of the Severance Pay he has, or will have, received all wages, vacation, bonuses and other compensation earned and due as of the Separation Date. Notwithstanding the foregoing, Released Employee Claims shall not include any claims based on obligations created by or reaffirmed in this Agreement. Furthermore, Released Employee Claims shall not include any contractual, implied or statutory indemnification rights to which Employee would be entitled for acts committed within the course and scope of his employment with Employer.

Employer any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns do hereby completely release and forever discharge Employee and his representatives, heirs, successors, and assigns (collectively, "Released Employee Parties") from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Employer may have now or in the future arising from any act or omission or condition occurring within the course and scope of Employee's employment on or prior to the Separation Date (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the "Released Employer Claims"). Employer likewise releases the Released Employee Parties from any and all obligations for attorneys' fees incurred in regard to the above claims or otherwise. Notwithstanding the foregoing, Released Employer Claims shall not include any claims based on obligations created by or reaffirmed in this Agreement. Furthermore, Released Employer Claims shall not include any contractual, implied or statutory indemnification rights to which Employer may be entitled for acts committed outside the course and scope of Employee's employment. Employer likewise releases the Released Employee Parties from any and all obligations for attorneys' fees incurred in regard to the above claims or otherwise.

4. SECTION 1542 WAIVER. The parties understand and agree that the Released Employer Claims and Released Employee Claims include not only claims presently known to the parties, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Employer Claims and Released Employee Claims as described in Section 3. Employee and Employer understand that they may hereafter discover facts different from what they now believe to be true, which if known,

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could have materially affected this Agreement, but they nevertheless waive any claims or rights based on different or additional facts. Employee and Employer knowingly and voluntarily waive any and all rights or benefits that they may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

         A general release does not extend to claims which the creditor does not know or suspect to exist in him favor at the time of executing the release, which if known by him must have materially affected him settlement with the debtor.

5. COVENANT NOT TO SUE. Employee and Employer shall not sue or initiate against any Released Party any compliance review, action, or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to the Released Employer Claims and Released Employee Claims.

6. NOTICES. Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Employer or to Employee at the corresponding address below. Employee shall be obligated to notify Employer in writing of any change in him address. Notice of change of address shall be effective only when done in accordance with this Section.

Employer's Notice Address:                      Employee's Notice Address:
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  TCSI                                             Yasushi Furakawa
  1080 Marina Village Parkway                      13 Williams Drive
  Alameda, CA 94501                                Moraga, CA 94556


7. INTEGRATION. The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Employee, Employer, or any other Released Party on any subject covered under this Agreement, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties on any subject covered by this Agreement are embodied and expressed in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings among Employee, Employer, and any other Released Party, whether written or oral, express or implied, with respect to any subject covered by this Agreement, except to the extent that the provisions of any such agreements and understandings have been expressly referred to in this Agreement as having continued effect.

8. AMENDMENTS; WAIVERS. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

9. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Employee agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Employee represents that he has not previously assigned or transferred any claims or rights released by him pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party. This Agreement

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shall not benefit any other person or entity except as specifically enumerated in this Agreement.

10. SEVERABILITY. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

11. ATTORNEYS' FEES. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of California.

13. INTERPRETATION. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

14. REPRESENTATION BY COUNSEL. The parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each party's own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

The parties have duly executed this Agreement as of the date first written above.

             "Employer"                                  "Employee"

        /S/ KEN ELMER                              /S/ YASUSHI FURUKAWA
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                TCSI                                  Yasushi Furukawa
         By:  Ken Elmer
         Its: CFO                                         11/19/01

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